SECOND AMENDMENT AGREEMENT

This Second Amendment Agreement is made as of the 4th day of August, 2011 (“Agreement”), between New Generation Biofuels Holdings, Inc., a Florida corporation (the “Company”) and Alpha Capital Anstalt (“Alpha”) regarding the First Amendment and Consent Agreement dated June 7, 2011 among the Company and the Subscribers as defined therein (the “First Agreement”).

WHEREAS, pursuant to section 2 the First Agreement, upon the satisfaction of certain conditions Alpha was to fund an additional loan of $125,000 on August 1, 2011 (the “August Payment”) and an additional $500,000 in four equal parts commencing on October 1, 2011 (the “Second Funding”).

WHEREAS, the Company and Alpha desire to amend the terms of the First Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent and agree as follows:

1.           Unless otherwise defined in this Agreement, capitalized terms used herein shall have the meanings ascribed to them in the First Agreement.

2.           Alpha shall fund the Company $50,000 by August 5, 2011 (the “Final Payment”).

3.           The Company and Alpha agree the Alpha shall no longer be obligated to make the August Payment or any part of the Second Funding.

4.           The Company and Alpha agree neither party shall have any further obligation regarding a funding of the Company pursuant to the First Agreement.

5.           Subject to the modifications and amendments provided herein, the Transaction Documents shall remain in full force and effect, including but not limited to the accrual of interest and liquidated damages, if any.  Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Transaction Documents or of any right, power or remedy of the Subscribers, or constitute a waiver of any provision of the Transaction Documents (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  Except as set forth herein, the Subscribers reserve all rights, remedies, powers, or privileges available under the Transaction Documents, at law or otherwise.  This Agreement shall not constitute a novation or satisfaction and accord of the Transaction Documents or any other document, instrument and/or agreement executed or delivered in connection therewith.

6.           This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto, except as the same is permitted under the Transaction Documents.

7.           This Agreement constitutes the entire agreement among the parties regarding the subject matter herein, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.  No changes, modifications, terminations or waivers of any of the provisions hereof shall be binding unless in writing and signed by all of the parties thereto.

8.           All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the governing law and construction provisions of the Transaction Documents.

9.           The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.         This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or electronically, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same with the same force and effect as if such facsimile signature were an original thereof.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

NEW GENERATION BIOFUELS	ALPHA CAPITAL ANSTALT
HOLDINGS, INC.
a Florida corporation

By:	By:
Its:	Its: